Exhibit 99.1

Lauren Conrad Partners with College Tonight, Inc.
Thursday April 24, 11:00 am ET

“The Hills” Star Joins Innovative Collegiate Social Networking Service As National Spokesperson

LOS ANGELES—(BUSINESS WIRE)—Lauren Conrad, star of MTV’s highest-rated series “The Hills,” and an emerging talent in the world of fashion design, has partnered with College Tonight, Inc. (OTC:CGEG - News), an online community and networking platform for the college market, founded to promote social activity in the real world, away from the computer.

Source: College Tonight Inc

College Tonight’s directive to its student and young alumni members — “Get On, Get Up, Get Out” — is a natural fit for Conrad, both on screen and off. On “The Hills,” viewers follow her and her friends through their heavily social lives. Off-camera, she is a student at The Fashion Institute of Design & Merchandising in Los Angeles and recently launched the The Lauren Conrad Collection as head designer. Her popularity and influence are evidenced by the demand for her endorsements by companies like College Tonight and her work as spokesperson for mark., the youth-oriented cosmetics line from Avon.

“My generation of college students depends so much on social networks to get and send news, meet new people and stay in contact with friends, make plans, find out what’s hot, share our lives,” said Conrad. “College Tonight is the one social network that encourages us to get out into the world and do all that in person, instead of at the computer. It’s private and secure, so we can feel safe. And it’s about real experiences and a full, healthy life. I want my work and my personal style to reflect those same values, so this is a great partnership.”

“Lauren has one of the most mature brands in young Hollywood and is a positive role model for young adults,” said Zachary R. Suchin, CEO of College Tonight. “Her affinity for fashion and everything socially fresh is fluidly synergistic with College Tonight’s efforts. We’re excited to move forward together in brand ambassadorship, increasing social opportunity for college students across the United States.”

Conrad’s presence on CollegeTonight.com will begin this summer with a national interactive outreach to college students and a general marketing campaign, which will tie in to The Lauren Conrad Collection. The promotional plan will include visits to campuses and a schedule of regional fashion events. This summer, Conrad and College Tonight will name one or more non-profit organizations that will benefit from the year’s activities.

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About College Tonight Inc.

College Tonight is a social networking experience and marketing platform which is designed to promote actual social interactivity among college students. Due to the mobile nature of the site, the service’s design is also structured for the mobile user, focusing on nightlife events and social opportunities both directly on a student’s campus and within their broader communities. College Tonight’s platform intends to allow advertisers an opportunity to tap into the world of active, outgoing and socially motivated college students — the “trendsetters” and “tastemakers” of society.

For more information, visit www.CollegeTonight.com.

MULTIMEDIA AVAILABLE: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5666961

Contact:

College Tonight, Inc.

Ph: 323-966-5800

Fx: 323-966-5830

www.CollegeTonight.com

or

Investor Relations:

Corporate Evolutions

Susan U, 516-482-0155

info@corporateevolutions.com

or

Public Relations:

Rogers & Cowan

Julie Nathanson or Jennifer Fader, 310-854-8100

jnathanson@rogersandcowan.com

jfader@rogersandcowan.com